SPEEDEMISISONS, INC.

                           AMENDED EMPLOYMENT AGEEMENT


This AMENDED EMPLOYMENT AGREEMENT (this "Agreement") is made by and between Speedemissions, Inc. a Florida corporation (the "Employer"), and Richard A. Parlontieri, an individual resident of Georgia (the "the Employee"), and initially effective as of the 15th day of September, 2003 (the "Effective Date").

The Employer presently employs the Employee as its President and Chief Executive Officer (CEO). The Employer recognizes that the Employee's contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued employment of the Employee and to make certain changes in the Employee's employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Employee to the Employer and will promote the best interests of the Employer and its shareholders. The
Employee is willing to continue to serve the Employer on the terms and conditions herein provided.

In consideration of the forgoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Effective Date:

1. EMPLOYMENT.

     (a) The Employer shall continue to employ the Employee, and the Employee shall continue to serve the Employer, as President and Chief Executive Officer upon the terms and conditions set forth herein. The Employee shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors from time to time. The Employee shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employer's policies. The Employee may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to , the interests of the Employer. Under no circumstances will the Employee work for any competitor or have any financial interest in any competitor of the Employer; provided, however, that the Employee may invest up to 1% of the publicly traded-stock or securities of any company whose stock or securities are traded on a national exchange.

     (b) The Employee shall not be required to relocate from the metropolitan Atlanta, Georgia area.

2. TERM.

Unless earlier terminated or as provided herein, the Employee's employment under this Agreement shall be for an initial term of three (3) years (the "Initial Term"). Not less than thirty (30) days prior to each anniversary date of this Agreement either party may provide written notice to the other that it does not desire to extend this Agreement, and that it elects to have this Agreement terminate at the end of the then current Term (a "Non- Renewal Notice"). In the absence of a Non-Renewal Notice, on each anniversary date of this Agreement, the Term of this Agreement shall be extended automatically (without further action of the Employer or Employee) for a period one (1) additional year (each such additional period, a "Term Extension"). The Initial Term, together with all Term Extensions are hereinafter collectively referred to as the "Term" of this Agreement.

3. COMPENSATION AND BENEFITS.

     (a) The Employer shall pay the employee a salary at a rate of $180,000 per annum (the "Base Salary") in accordance with the salary practices of the Employer. Commencing as of the first anniversary of the Effective Date, and thereafter on each subsequent anniversary of the Effective Date during the Term, the Base Salary shall be increased, but not decreased, by an amount equal to the greater of (i) such amount as shall be determined by the Compensation Committee of the Board of Directors of the Employer; or (ii) three percent (3%).

     (b) The Employee shall participate in any retirement, welfare, deferred compensation, life, health, disability insurance, and other benefit plans or programs paid by the Employer now or hereafter applicable to the Employee. The Employer shall pay (or reimburse the Employee for) the actual cost of the Employee's health /dental insurance (for himself and his wife), life insurance and disability insurance as and when due and payable to the Employee's health insurance company, life insurance company and disability insurance company until the Employer adopts and puts into effect a benefits program providing health, life and disability insurance for its executive employees, which at such time will be paid by the Employer. This subsection (b) shall not be construed to required the Employer to establish any such plans or programs or to prevent the Employer from modifying or terminating any such plans or programs, and no such action or failure thereof shall affect this Agreement; provided, however, that in the event of any reduction in the group medical and hospitalization benefits provided to the Employee, the salary payable to the Employee shall be increased, as of the effective date of such reduction, by that amount necessary to enable the Employee to supplement the benefits provided by the Employer to maintain the level of benefits then provided to the Employee.

     (c) The Employee shall receive four (4) weeks of paid vacation for each calendar year during the Term. Scheduling of vacation shall be subject to the prior approval of the Employer, which approval shall not be unreasonably withheld. Vacation time shall not accrue, and if the Employee prior to the end of any calendar year shall not use all of his vacation time for such year, such vacation time shall be forfeited.

     (d) The Employer shall continue to reimburse the Employee for reasonable travel and other expenses, including a monthly car allowance of $600.00, related to the Employee's duties which are incurred and accounted for in accordance with the Employer's standard business practices.

     (e) The Employee shall receive a cellular phone allowance of $200.00 per month.

     (f) The Employer shall reimburse the Employee for dues paid by the Employee for membership in such professional organizations and eating clubs as shall, from time to time, be approved by the Compensation Committee of the Board of Directors.

     (g) Employee shall be eligible to receive cash bonuses based on the Employee's achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Compensation Committee of the Board of Directors and attached to and made part of this Agreement (the "Bonus Plan"). Unless provided otherwise in any particular Bonus Plan, the Compensation Committee shall determine whether the Employee has achieved the goals and criteria for the applicable quarter and, if so the amount of the quarterly bonus to be paid to the Employee, as soon as practical after the operating and financial results of the Employer for the relevant quarter are made know to the Board. Any bonus so determined by the Compensation Committee will vest in favor of the Employee as of the last day of the quarter to which such bonus relates. Each quarterly cash bonus shall be paid to the Employee as soon as practicable after the Compensation Committee's final determination. For the purposes of this Section 3(b), (i) the Employer shall establish the bonus criteria for 2004 not later than December 1, 2003, and (ii) the first calendar quarter to be considered for a bonus payment shall cover the months of January, February and March 2004 (the "First Quarter") (and thereafter, every calendar quarter during the Term).

     (h)  The  Employee  is  hereby  granted  options  (in  the  aggregate,  the
          "Options") to subscribe for and purchase from the Employer four hundred thousand (400,000) shares of the Company's Common Stock (in the aggregate, the "Option Stock") at a price per share equal to the Fair Market Value of the of the Option Stock as of the date hereof. "Fair Market Value" shall mean two dollars ($2.00) per share. The Options may be exercised by the Employee or members of his immediate family. Upon the execution of this Agreement one-fourth, or 100,000, of the Options are fully vested. The remaining 300,000 Options will vest in three equal parts of 250,000 Options on each of October 1, 2004; October 1, 2005; and October 1, 2006. Upon a Change of Control (as hereinafter defined), or termination Without or With Cause (as hereinafter defined), all Options remaining unvested shall be automatically vested and may be immediately exercised. All other terms and conditions relating to the Options shall be set forth in a separate Option Agreement between the Employee and Employer; provided, however, that the terms and conditions of the Option Agreement shall not conflict with this subsection (h).

     (i)  All  payments  by  the  Employer  to the  Employee  pursuant  to  this
          Agreement   shall  be  subject  to   applicable   withholding   rules,
          regulations and requirements.

4. TERMINATION.

     (a) The Employee's employment under this Agreement may be terminated prior to the end of the Term only as follows:

          (i)  upon the death of the Employee;

          (ii) upon the Disability of the Employee for which reasonable accommodation is unavailable. For the purposes of this Agreement, "Disability" shall conclusively be deemed to have occurred with respect to the Employee (i) if the Employee shall be receiving payments pursuant to a policy of long-term disability income insurance; (ii) if the Employee shall have no long-term disability income coverage then in force and any insurance company insuring the Employee's life shall agree to waive the premiums due on such policy pursuant to a long-term disability waiver of premium provision in the contract of life insurance; or
               (iii) if the Employee shall have no long-term disability waiver of premium provision in any contract of life insurance, then if the Employee shall be receiving long-term disability benefits from or through the Social Security Administration; provided, however, that in the event the Employee's disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, "disability" shall mean the permanent and continuous inability of the Employee to perform substantially all of the duties being performed immediately prior to his disability coming into question), and a dispute shall arise with respect thereto, then the Employee (or his personal representatives) shall appoint a medical doctor, the Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement. For purposes of this Agreement, a "reasonable accommodation" is one that does not impose undue hardship on the Employer;

          (iii) upon the determination of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Employee, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Employee for the commission or perpetration by the Employee of any felony or any commission or perpetration by the Employee of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Employee of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Employee of such breach, (D) the exhibition by the Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance or alcohol abuse) to a level which, in the Board of Directors' good faith and reasonable judgment, is materially detrimental to the Employer's best interest, that if susceptible of cure, remains uncured ten days following written notice to the Employee of such specific in appropriate behavior, or (E) the failure of the Employee to render the services hereunder in accordance with a reasonable performance standard determined by the Board of Directors; or

          (iv) upon 30 days written notice thereof to the Employee from the Employer (termination "Without Cause"), provided that in the event of any such termination Without Cause, Section 4(e) shall be applicable thereto.

     (b) If the Employee's employment is terminated because of the Employee's death, the Employee's estate shall receive (i) any sums due him as Base Salary and reimbursement of expenses through the end of the month during which death occurred, (ii) any bonus earned or accrued under the quarterly Bonus Plan through the date of death (including any amounts awarded for previous years but which were not yet vested), and
          (iii) a pro rata share of any annual bonus with respect to the current fiscal year which had been earned as of the date of the Employee's death.

     (c) During the period of any disability leading up to the termination of the Employee's employment as a result of Disability, the Employer shall continue to pay the Employee his full Base Salary at the rate in effect and all perquisites and other benefits (other than any bonus) until the Employee becomes eligible for benefits under the long-term disability plan or insurance program maintained by the Employer, provided that the amount such payments to the Employee shall be reduced by the sum of the amounts, if any, payable to the Employee for the same period under any disability benefit or pension plan of the Employer or its subsidiaries. Furthermore, the Employee shall receive
          (i) any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and (ii) a pro rata share of any annual bonus with respect to the current fiscal year which had been earned as of the date of the Employee's Disability.

     (d) If the Employee's employment is terminated by the Employer for Cause as provided above, or if the Employee resigns (except for a termination of employment pursuant to Section 4(f) or a termination of employment by the Employee pursuant to subsection (i) below), the Employee shall receive (i) any sums due him as Base Salary and reimbursement of any expenses, (ii) any bonus earned or accrued under the Bonus Plan through the date of termination and, and (iii) a pro rata share of any annual bonus with respect to the current fiscal year which had been earned as of the date of such termination or resignation; provided, however, that any Options not yet vested as of the date of such termination or resignation shall lapse as of such date of termination or resignation.

     (e) If the Employee's employment is terminated by the Employer Without Cause, the Employer shall pay to the Employee (i) severance compensation in an amount equal to 100% of his then-current annual Base Salary multiplied by three (3), which amount shall be paid in 36 equal monthly installments commencing on the 1st day of the month following such termination; (ii) any bonus earned or accrued under the Bonus Plan through the date of termination, and (ii) a pro rata share of any annual bonus with respect to the current fiscal year which had been earned as of the date of the Employee's termination; provided, however, that Section 4(f) shall apply instead of this Section 4(e) to any termination Without Cause after a Change in Control.

     (f) Upon a Change in Control, the Employee may terminate his employment hereunder for any reason upon delivery of notice to the Employer within a 90-day period beginning upon the occurrence of a Change in Control. If the Employee terminates his employment pursuant to this
          Section 4(f) or if the Employer terminates the Employee Without Cause after a Change in Control, the restrictive covenants contained in
          Section 9 shall apply and, in addition, the Employee shall be entitled to the following: (i) the Employer shall pay the Employee in cash within 15 days of such termination any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's termination and (ii) the Employer shall pay the Employee in cash within 15 days of such termination date one lump sum payment in an amount equal to the Employee's then current annual Base Salary multiplied by three (3).

     (g) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Employee is a participant, upon termination of the Employee's employment, the Employer shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of the employment, the Employee shall enter into a form of release acknowledging such remaining obligations and discharging the Employer, as well as the Employer's officers, directors and employee with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee's employment by the Employer, including the circumstances of such termination.

     (h) In the event that the Employee's employment is terminated for any reason and the Employee serves as a Director of the Employer or of any subsidiary of the Employer, the Employee shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

     (i) If the Employee shall terminate his employment as a result of (i) any failure to elect or reelect, or appoint or reappoint, the Employee to the position of President and CEO, unless agreed to by Employee by writing; (ii) any material change by the Employer in the Employee's function, duties, responsibility, importance or scope from the position and attributes thereof described in this Agreement, unless agreed to by Employee in writing; (iii) any requirement that the Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia area; (iv) the liquidation, dissolution, consolidation or merger of the Employer other than in a Change of Control transaction; or (v) any other material breach of this Agreement by the Employer which shall not be cured within 30 days after receipt of written notice of the same from the Employee, then the Employee shall be paid the amounts determined pursuant to subsection (f) above.

     (j) The parties intend that the severance payments and other compensation provided herein are for reasonable compensation for the Employee's service to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided herein constitute "excess parachute payments", then the Employee' compensation payable hereunder shall be decreased so as to equal an amount that is $1.00 less than three times the Employee's "base amount", as that term is defined in Section 280G(b) of the Internal Revenue Code, if, and only if, reducing the Employee's compensation will put the Employee in a better after-tax position than if the Employee's compensation was not reduced.

5. OWNERSHIP OF WORK PRODUCT.

The Employer shall own all Work Product arising during the course of the Employee's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade
Secrets, U.S. and international copyrights, patent rights, and other intellectual property rights in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers and that Employee conceives, develops, or delivers to the employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. The Employee agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6. PROTECTION OF TRADE SECRETS.

The Employee agrees to maintain in strict confidence, except as necessary to perform his duties for the Employer, and the Employee agrees not to use or disclose, any Trade Secrets of the Employer during or after his employment. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or suppliers, which (i) derives economic value, actual or potential, from not being generally know to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7. PROTECTION OF OTHER CONFIDENTIAL INFORMATION.

In addition, the Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Employee's employment. "Confidential Business Information" shall mean any internal, non-public information (other the Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenue, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; site plans, training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third partied provided to the Employer under an obligation of secrecy.

8. RETURN OF MATERIALS.

The Employee shall surrender to the Employer, promptly upon its request and in any event upon termination of the Employee's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material in the Employee's possession or control, including all copies thereof, relating to the Employer, its business, or its customers.

9. RESTRICTIVE COVENANTS, AND COVENANT OF NON-DISPARAGEMENT AND COOPERATION.

     (a) NO SOLICITATION OF CUSTOMERS. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Employer or its subsidiaries any product or service competitive with or substitute for any of the Employer's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Employee had direct material contact with regard to the selling, delivery, or support of the Employer's products, including servicing such person's or group's account, during the period of 12 months preceding the solicitation date. The "Employer's Products" refers to the products and services that the Employer or any of its subsidiaries or affiliates or franchisees offered or sold within six months of the solicitation date. This restriction does not apply after a Change in Control.

     (b) NO RECRUITMENT OF PERSONNEL. During the Employee's employment with the Employer and for a period of 24 months thereafter, the Employee shall not, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, solicit or induce any employee of the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate), or recruit or attempt to recruit such persons to accept employment or any other position with another business.

     (c) INDEPENDENT PROVISIONS. The provisions in each of the above Sections 9(a) and 9(b) are independent, and the lack of enforceability of any one provision shall not affect the enforceability of any other provision.

     (d) COVENANT OF NON-DISPARAGEMENT AND COOPERATION. The Employee agrees that he shall not at any time during or following the Term make any remarks disparaging the conduct or character of the Employer or the Employer's current or former agents, employees, officers, directors, successors or assigns. In addition, the Employee agrees to cooperate with the Employer, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which the Employee was involved during the Employee's employment with the Employer. The Employer shall reimburse the Employee for travel expenses approved by the Employer incurred in providing such assistance. This Section 9(d) shall survive the termination or expiration of this Agreement.

10. SUCCESSORS, BINDING AGREEMENT.

This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assigned or transferred by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

11. NOTICE.

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective address last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communication shall be deemed to have been received on the date of delivery thereof.

12. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.

13. WAIVER.

Failure or delay of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

14. ENFORCEMENT.

The Employee agrees that in the event of any breach or threatened breach by the Employee of any covenant contained in Sections 6, 7, 9(a), or 9(b) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though injury or damages may result. Accordingly, an award of legal damages, if without relief, may be inadequate to protect the Employer. The Employee, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.

15. SAVING CLAUSE.

The provisions of this Agreement shall be deemed severed and the invalidity or lack of enforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or not enforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or not enforceable because of the duration, area, or matter of such provision, and, in its reduced form, such provision shall be enforceable.

16. CERTAIN DEFINITIONS.

     (a) "CHANGE IN CONTROL" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction.

          (i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Employer; provided however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

          (ii) An acquisition (other that directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposed of Section 13 (d) or 14(d) of the Securities Exchange Act of 1934) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange
               Act) of 50% or more of the combined voting power of the Employer's then outstanding Voting Securities.

     (b)  "NON-CONTROL TRANSACTION" shall mean a transaction described below:

          (i) the shareholders of the Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

          (ii) immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation, or reorganization.

17. ENTIRE AGREEMENT.

This Agreement, and the agreements contemplated by this Agreement, constitute the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

18. OFFICER'S INDEMNIFICATION AGREEMENT.

In order to provide to the Employee assurances with respect to the protection provided against liabilities that he may incur in the performance of his duties to the Employer, the Employer agrees to provide to the Employee, within 10 days after the date of this Agreement, an Indemnification Agreement in form and substance satisfactory to the Employee.

19. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers and/or directors duly authorized, and the Employee has signed and sealed this Agreement, with the original Agreement effective as of the date of first above written and all amendments to the original Agreement incorporated herein effective as of the _____, day of _____________, 2006.

SPEEDEMISISONS, INC.                   EMPLOYEE



By:________________________________    ____________________________________
                                       Richard A. Parlontieri
Name:
Title:                                 [SEAL]

[CORPORATE SEAL]